WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

        Winthrop Realty Trust Announces Record Date for Rights Offering;
          Executive Officers and Fairholme Capital Management expected to Back-Stop the Offering

      BOSTON, March 31 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR), announced today that the record date for its upcoming rights offering will be April 11, 2008. On January 23, 2008, Winthrop Realty Trust filed a registration statement with the Securities and Exchange Commission for the proposed rights offering to holders of its common shares of beneficial interest and holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest. Subject to the effectiveness of the registration statement under the Securities Act of 1933, the Company intends to distribute non-transferable subscription rights to subscribe for and purchase up to an aggregate of 8,845,036 of its common shares of beneficial interest to holders of record as of the April 11, 2008 record date. Each shareholder will receive one basic subscription right for every 10 common shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every 10 common shares issuable upon conversion of such Preferred Shares, as of the record date. Each basic subscription right will entitle the holder to purchase one common share of beneficial interest. In light of recent market events and the average price of the Company's common shares during the first quarter of 2008, the Company's Board of Trustees has determined to waive the $5.02 anticipated minimum price set forth in the prior release announcing the rights offering and has determined that the exercise price for the rights will based on the Company's trading price for its common shares prior to the April 11, 2008 record date but not less than $4.27 and not more than $4.35 per share.

      Shareholders who exercise their rights in full will also be entitled to purchase additional shares pursuant to an oversubscription right to the extent holders do not fully subscribe for their basic subscription rights. Upon commencement of the rights offering, shareholders will be able to exercise their rights to purchase shares in the rights offering until the expiration date, which is presently expected to be May 12, 2008. If an exercise of rights would result in a shareholder receiving fractional shares, the number of shares issued to such shareholder upon exercise of rights will be rounded down to the nearest whole number.

      The Company presently anticipates that it will enter into an agreement with FUR Investors LLC ("FUR Investors"), an entity owned by the Company's executive officers, and Fairholme Capital Management LLC and its affiliates ("Fairholme"), entities that are affiliated with Bruce Berkowitz, a former trustee of the Company, pursuant to which FUR Investors and Fairholme will agree, subject to completion of definitive documentation, to exercise their basic subscription right in full (1,563,247 in total) as well as purchase all unsubscribed common shares at the subscription price. As a result, it is expected that the offering will be fully subscribed.

      The Company reserves the right to cancel or terminate the rights offering at any time prior to the expiration of the rights offering.

      The Company currently has 67,502,264 common shares outstanding and anticipates that it will have 76,347,300 common shares outstanding following completion of the rights offering, assuming the rights offering is fully subscribed. On a fully diluted basis (assuming conversion of the Series B-1 preferred shares), the Company has 88,450,358 common shares outstanding and anticipates that it will have 97,295,439 common shares outstanding following completion of the rights offering, assuming the rights offering is fully subscribed

      The Company intends to use the proceeds of the rights offering for general corporate purposes, which include the acquisition of additional investments and/or contributions to existing ventures.

      A copy of the prospectus relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering will be mailed to shareholders of the Company shortly after the record date. Shareholders may also obtain a copy of the prospectus from the Information Agent for the offering, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10066, (800) 322-2885.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              _____________________

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described including the entering into of a definitive agreement with FUR Investors and Fairholme and the expectations regarding the anticipated basic and over-subscriptions by the Company's executive officers and its affiliates. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in the Company's annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.